ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-156695

Dated November 30, 2011

Media Release: November 30th, 2011

UBS LAUNCHES TWO ETRACS EXCHANGE TRADED NOTES LINKED TO THE FISHER-GARTMAN RISK INDEX

ETRACS Fisher-Gartman Risk On ETN and ETRACS Fisher-Gartman Risk Off ETN

New York, November 30th, 2011 – UBS Investment Bank announced that today is the first day of trading on the NYSE Arca for the following two new ETRACS Exchange Traded Notes (“ETNs”) linked to the daily performance of The Fisher-Gartman Risk Index (the “Index”):

ETRACS Fisher-Gartman Risk On ETN (the “Risk On ETN”)

    Ticker: ONN

ETRACS Fisher-Gartman Risk Off ETN (the “Risk Off ETN”)

    Ticker: OFF

Investors now have the ability to implement comprehensive “risk on” and “risk off” trades through the purchase of these new exchange-traded securities, ONN and OFF, respectively.

The Risk On ETN provides investors with the ability to implement a comprehensive “risk on” trade through the purchase of a single, exchange-traded security, ONN. The Risk On ETN provides long exposure to the daily performance of The Fisher-Gartman Risk Index (the “Index”). As such, investors gain exposure to an index comprised of long positions in “risk on” instruments and short positions in “risk off” instruments linked to commodities, equities, currencies and sovereign bonds. The Risk On ETN’s value is expected to rise when the outlook on markets and the broader economy is positive and to decrease when such outlook is negative.

The Risk Off ETN provides investors with the ability to implement a comprehensive “risk off” trade through the purchase of a single, exchange-traded security, OFF. Due to its daily short (inverse) exposure to the Index, the Risk Off ETN provides investors with effective long exposure to “risk off” instruments and short exposure to “risk on” instruments. The Risk Off ETN’s value is expected to rise when the outlook on markets and the broader economy is negative and to decrease when such outlook is positive.

“Correlation between asset classes and across geographic regions has risen dramatically over the past two decades as investors move in concert in reaction to changes in the global economic outlook,” said Christopher Yeagley, Managing Director and US Head of Equity Structured Products. “These two ETNs are designed to give investors the ability to take advantage of this in a straightforward manner: if they expect economic growth, they can purchase ONN to express a “risk on” view, and if they don’t expect growth, they can purchase OFF to express a “risk off” view.”

The single index underlying both the Risk On ETN and Risk Off ETN, The Fisher-Gartman Risk Index, consists of a mix of long and short positions in various asset classes whose overall value is expected to rise when the outlook on markets and the broader economy is positive and to decrease when such outlook is negative. The Index is comprised of long positions in “risk on” instruments and short positions in “risk off” instruments in the following sectors: energy, agriculture, metals, equities, currencies and domestic and foreign government bonds. The value-based target weightings for the long and short positions are 150% and 50%, respectively, and the Index is rebalanced quarterly to return the weightings to these target levels. Note that the inverse nature of the Risk Off ETN results in performance that is opposite that of the Index, thus rendering the effective exposure as long “risk off” instruments and short “risk on” instruments. Each ETN’s effective exposure to the Index’s target component weightings is provided in the table below.

Sector	Index Component	ONN Weighting	OFF Weighting^

Energy	Dow Jones-UBS Crude Oil Subindex (DJ-UBS CICL)	20.00%	-20.00%
Sov’n Bonds*	10yr US T-Note - CBOT Listed Futures (ZN)	-16.00%	16.00%
Energy	Dow Jones-UBS Brent Oil Subindex (DJ-UBS CICO)	14.00%	-14.00%
Currencies	Euro Currency - CME Listed Futures (6E)	14.00%	-14.00%
Currencies	Japanese Yen - CME Listed Futures (6J)	-12.00%	12.00%
Sov’n Bonds*	30yr German Bund - Eurex Listed Futures (FGBL)	-12.00%	12.00%
Agriculture	Dow Jones-UBS Corn Subindex (DJ-UBS CIC)	10.00%	-10.00%
Equities**	SPDR S&P 500 ETF Trust (Ticker: SPY)	9.20%	-9.20%
Currencies	Australian Dollar - CME Listed Futures (6A)	8.00%	-8.00%
Sov’n Bonds*	10yr Gilt - LIFFE Listed Futures (R)	-6.00%	6.00%
Energy	Dow Jones-UBS Heating Oil Subindex (DJ-UBS CIHO)	6.00%	-6.00%
Metals	Dow Jones-UBS Copper Subindex (DJ-UBS CIHG)	6.00%	-6.00%
Currencies	Canadian Dollar - CME Listed Futures (6C)	6.00%	-6.00%
Equities**	iShares MSCI Hong Kong Index Fund (Ticker: EWH)	5.52%	-5.52%
Equities**	PowerShares QQQ Trust, Series 1 (Ticker: QQQ)	5.52%	-5.52%
Currencies	Swiss Franc - CME Listed Futures (6S)	-4.00%	4.00%
Energy	Dow Jones-UBS Unleaded Gasoline Subindex (DJ-UBS CIRB)	4.00%	-4.00%
Energy	Dow Jones-UBS Gas Oil Subindex (DJ-UBS CIGO)	4.00%	-4.00%
Agriculture	Dow-Jones UBS Wheat Subindex (DJ-UBS CIW)	4.00%	-4.00%
Agriculture	Dow-Jones UBS Soybeans Subindex (DJ-UBS CIS)	4.00%	-4.00%
Metals	Dow Jones-UBS Silver Subindex (DJ-UBS CISI)	4.00%	-4.00%
Equities**	SPDR Dow Jones Industrial Average ETF Trust (Ticker: DIA)	3.68%	-3.68%
Equities**	iShares S&P 500 Index Fund (Ticker: IVV)	3.68%	-3.68%
Equities**	Rydex S&P Equal Weight ETF (Ticker: RSP)	3.68%	-3.68%
Equities**	iShares MSCI Brazil Index Fund (Ticker: EWZ)	3.22%	-3.22%
Equities**	SPDR EURO STOXX 50 Fund (Ticker: FEZ)	3.22%	-3.22%
Equities**	Semiconductor HOLDRs Trust (Ticker: SMH)	1.84%	-1.84%
Equities**	Vanguard Large-Cap ETF (Ticker: VV)	1.79%	-1.79%
Equities**	iShares MSCI EAFE Index Fund (Ticker: EFA)	1.38%	-1.38%
Equities**	Vanguard MSCI European ETF (Ticker: VGK)	1.38%	-1.38%
Equities**	WisdomTree Dreyfus Brazilian Real Fund (Ticker: BZF)	0.46%	-0.46%
Equities**	Guggenheim BRIC ETF (Ticker: EEB)	0.46%	-0.46%
Equities**	First Trust Dow Jones Internet Index Fund (Ticker: FDN)	0.46%	-0.46%
Equities**	Market Vectors Russia ETF (Ticker: RSX)	0.46%	-0.46%
Equities**	Schwab U.S. Large-Cap ETF (Ticker: SCHX)	0.05%	-0.05%

	TOTAL	100%	-100%

^ Given that the Risk Off ETN tracks the short (inverse) performance of the Index, the actual Index weightings have been “inverted” to reflect the effective exposure obtained through an investment in the Risk Off ETN.

* Exposure to all “Sovereign Bonds” components is accomplished through the Index’s 34% short (inverse) position in The Fisher-Gartman Sovereign Bond Subindex (Ticker: FGBOND).

** Exposure to all “Equities” components is accomplished through the Index’s 46% long position in The Fisher-Gartman Equity Subindex (Ticker: FGEQTY).

About ETRACS

For further information about ETRACS ETNs, go to http://www.etracs.com.

Exchange Traded Access Securities ETNs (“ETRACS ETNs”), are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETRACS ETNs may offer:

—	Access to asset classes with historically low correlations to more traditional asset classes
—	Convenience of an exchange-traded security
—	Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETN.

There are 39 ETRACS ETNs:

ETRACS ETN Name	Ticker

Master Limited Partnerships
Alerian MLP Infrastructure	MLPI
2x Monthly Leveraged Long Alerian MLP Infrastructure	MLPL
1x Monthly Short Alerian MLP Infrastructure TR*	MLPS
Alerian Natural Gas MLP	MLPG
Wells Fargo MLP Index	MLPW

Business Development Companies
Wells Fargo Business Development Company Index	BDCS
2x Monthly Leveraged Wells Fargo Business Development Company Index	BDCL

Alpha Strategies
Long-Short S&P 500 VIX Futures	XVIX
Natural Gas Futures Contango ETN	GASZ
Oil Futures Contango ETN	OILZ

Hybrid
S&P 500 Gold Hedged	SPGH

Commodities
CMCI TR	UCI
CMCI Agriculture TR	UAG
CMCI Energy TR	UBN
CMCI Food TR	FUD
CMCI Gold TR	UBG
CMCI Industrial Metals TR	UBM
CMCI Livestock TR	UBC
CMCI Long Platinum ER*	PTM
CMCI Short Platinum ER	PTD
CMCI Silver TR	USV
DJ-UBS Commodity Index TR	DJCI

Equities
Next Generation Internet ETN	EIPO
Monthly 2xLeveraged Next Generation Internet ETN	EIPL
Long ISE Solid State Drive Index	SSDD
2xLeveraged Long ISE Solid State Drive Index	SSDL
Monthly 2xLeveraged ISE Cloud Computing TR	LSKY

Volatility
Long-Short S&P 500 VIX Futures	XVIX

Long 1-Month S&P 500 VIX Futures	VXAA
Long 2-Month S&P 500 VIX Futures	VXBB
Long 3-Month S&P 500 VIX Futures	VXCC
Long 4-Month S&P 500 VIX Futures	VXDD
Long 5-Month S&P 500 VIX Futures	VXEE
Long 6-Month S&P 500 VIX Futures	VXFF
Short 1-Month S&P 500 VIX Futures	AAVX
Short 2-Month S&P 500 VIX Futures	BBVX
Short 3-Month S&P 500 VIX Futures	CCVX
Short 4-Month S&P 500 VIX Futures	DDVX
Short 5-Month S&P 500 VIX Futures	EEVX
Short 6-Month S&P 500 VIX Futures	FFVX
*TR=Total Return and ER=Excess Return

The contents of any website referred to in this communication are not part of, or incorporated by reference in, this communication. UBS AG has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS AG has filed with the SEC for more complete information about UBS AG and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1.877.387.2275).

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are service marks of UBS and/or Bloomberg. “Dow Jones,” “DJ-UBS Commodity Index” and “DJ-UBSCI” are service marks of Dow Jones & Company Inc. and UBS AG, as the case may be. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™,” “S&P 500 Gold Hedged,” “SS&P 500 VIX Short-Term Futures Index,” “S&P 500 VIX 2-Month Futures Index,” “S&P 500 VIX 3-Month Futures Index,” “S&P 500 VIX 4-Month Futures Index,” “S&P 500 VIX Mid-Term Futures Index,” and “S&P 500 VIX 6-Month Futures Index” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by UBS. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed to S&P. The ETRACS ETNs are not sponsored, endorsed, sold or promoted by S&P or CBOE and neither S&P nor CBOE makes any representation regarding the advisability of investing in the ETNs. “ISE Cloud Computing™ Total Return Index”, “ISE Solid State Drive™ Index”, “ISE™®”, and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC (“ISE” and “Licensor”) and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN, ETRACS ISE Solid State Drive Index ETN, ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN, ETRACS Natural Gas Futures Contango ETN and ETRACS Oil Futures Contango ETN based on the ISE Cloud Computing™ Total Return Index, ISE Solid State Drive™ Index, ISE Natural Gas Futures Spread™ Index and the ISE Oil Futures Spread™ Index, respectively, are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such product(s). “MBF Index Holdings, LLC”, “The Fisher-Gartman Risk Index”, “The Fisher-Gartman Equity Subindex” and “The Fisher-Gartman Sovereign Bond Subindex are trademarks of MBF Index Holdings, LLC and have been licensed for use by UBS AG. The ETRACS Fisher-Gartman Risk On ETN and ETRACS Fisher-Gartman Risk Off ETN are not issued, guaranteed, sponsored, endorsed, sold or promoted by MBF Index Holdings, LLC or their subsidiaries and affiliates. MBF Index Holdings, LLC makes no representation or warranty, express or implied, to investors in the ETRACS Fisher-Gartman Risk On ETN and ETRACS Fisher-Gartman Risk Off ETN or any member of the public regarding the advisability of investing in ETNs generally or in the ETRACS Fisher-Gartman Risk On ETN and ETRACS Fisher-Gartman Risk Off ETN particularly or the ability of any data supplied by MBF Index Holdings, LLC or any Index to track financial instruments comprising the Index or any trading market. MBF Index Holdings, LLC’s only relationship to UBS is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of MBF Index Holdings, LLC and of the data supplied by MBF Index Holdings, LLC that is determined, composed, compiled and calculated by MBF Index Holdings, LLC or a third party index calculator, without regard to the ETRACS Fisher-Gartman Risk On ETN and ETRACS Fisher-Gartman Risk Off ETN. MBF Index Holdings, LLC has no obligation to take into consideration the ETRACS Fisher-Gartman Risk On ETN or ETRACS Fisher-Gartman Risk Off ETN or investors in the ETRACS Fisher-Gartman Risk On ETN and ETRACS Fisher-Gartman Risk Off ETN when determining, composing, compiling or calculating the data. MBF Index Holdings, LLC has no obligation or liability in connection with the listing, registration, distribution, administration, marketing, trading (including but not limited to the timeliness, sequence, accuracy, completeness or currentness of the ETRACS Fisher-Gartman Risk On ETN and ETRACS Fisher-Gartman Risk Off ETN) or redemption or settlement by the issuer or otherwise of the ETRACS Fisher-Gartman Risk On ETN and ETRACS Fisher-Gartman Risk Off ETN.MBF INDEX HOLDINGS, LLC DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN. MBF INDEX HOLDINGS, LLC MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE INDEX OR OF THE DATA SUPPLIED BY MBF INDEX HOLDINGS, LLC OR ANY DATA INCLUDED THEREIN. MBF INDEX HOLDINGS, LLC MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND THE DATA SUPPLIED BY MBF INDEX HOLDINGS, LLC OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MBF INDEX HOLDINGS, LLC HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY LOSS OR DAMAGE INCLUDING BUT NOT LIMITED TO ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF BUSINESS REVENUES OR LOST PROFITS), WHETHER IN CONTRACT, TORT OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. Alerian MLP Infrastructure Index, Alerian Natural Gas MLP Index, Alerian MLP Infrastructure Total Return Index, AMZI, AMZIX and ANGI are trademarks of GKD Index Partners, LLC d/b/a Alerian and their use is granted under a license from GKD Index Partners. Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, and Wells Fargo® Master Limited Partnership Index are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. ETRACS Wells Fargo MLP Index is not issued, guaranteed, sponsored, endorsed, sold or promoted by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the advisability of investing in securities generally or in this ETRACS Wells Fargo MLP Index particularly or the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market. Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to this ETRACS Wells Fargo MLP Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo MLP Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the listing, registration, distribution, administration, marketing, trading or redemption or settlement by the issuer or otherwise of this ETRACS Wells Fargo MLP Index. Wells Fargo does not guarantee the accuracy and/or the completeness of the index or of any data supplied by it or any data included therein. Wells Fargo makes no warranty, express or implied, as to results to be obtained by UBS AG and the ETRACS Wells Fargo MLP Index, or any other person or entity from the use of index or of the data supplied by Wells Fargo or any data included therein. Wells Fargo makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the index and the data supplied by Wells Fargo or any data included therein. Without limiting any of the foregoing, in no event shall Wells Fargo have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages. Other marks may be trademarks of their respective owners. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.-Ends-

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Notes to Editors

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UBS is present in all major financial centers worldwide. It has offices in over 50 countries, with about 37% of its

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